SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 19, 2010

CYBERDEFENDER CORPORATION
(Exact name of Company as specified in Charter)

California	333-138430	65-1205833
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

617 West 7th Street, Suite 401
Los Angeles, California 90017
 (Address of Principal Executive Offices)

213-689-8631
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The following discussion provides only a brief description of the agreement described below.  The discussion is qualified in its entirety by the full text of the agreement.  References herein to “we”, “us” or “our” refer to CyberDefender Corporation.

On January 1, 2010 we entered into an Indemnification Agreement (the “Indemnification Agreement”) with Luc Vanhal, who was also appointed as a director on the same date.  The Indemnification Agreement requires us to indemnify Mr. Vanhal for expenses (including attorneys’ fees, expert fees, other professional fees and court costs, and fees and expenses incurred in connection with any appeals), judgments (including punitive and exemplary damages), penalties, fines and amounts paid in settlement incurred by him in connection with any threatened, pending or completed action or proceeding (including actions brought on our behalf, such as shareholder derivative actions), whether civil, criminal, administrative or investigative, to which he is or was a party, a witness or other participant (or is threatened to be made a party, a witness or other participant) by reason of the fact that he is or was a director, officer, employee or agent of ours.  We must advance the costs of the fees and expenses within 5 days following the delivery of a written request from Mr. Vanhal.  Mr. Vanhal has agreed to promptly repay the advances only if, and to the extent that, it is ultimately determined by the court that he is not entitled to the indemnity.  We are not obligated to provide indemnification pursuant to the terms of the Indemnification Agreement

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for any acts or omissions or transactions from which a director may not be relieved of liability under the California General Corporation Law; or for breach by Mr. Vanhal of any duty to us or our shareholders as to circumstances in which indemnity is expressly prohibited by Section 317 of the California General Corporation Law; or

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with respect to proceedings or claims initiated or brought voluntarily by Mr. Vanhal not by way of defense, (except with respect to proceedings or claims brought to establish or enforce a right to indemnification) although such indemnification may be provided if our board of directors has approved the initiation or bringing of such proceeding or claim; or

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with respect to any proceeding instituted by Mr. Vanhal to enforce or interpret the Indemnification Agreement, if a court of competent jurisdiction determines that each of the material assertions made by Mr. Vanhal in such proceeding was not made in good faith or was frivolous; or

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for expenses or liabilities of any type whatsoever which have been paid directly to Mr. Vanhal by an insurance carrier under a policy of directors’ and officers’ liability insurance maintained by us; or

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for expenses and the payment of profits arising from the purchase and sale by Mr. Vanhal of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

The Indemnification Agreement is effective as of January 1, 2010.  All of the obligations under the Indemnification Agreement will continue as long as Mr. Vanhal is subject to any matter which is the subject of the Indemnification Agreement, notwithstanding his termination of service as a director.

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 1, 2010, Mr. Bennet Van de Bunt resigned as a director.  Mr. Van De Bunt’s resignation was not as the result of a disagreement with us on any matter relating to our operations, policies or practices.

Effective January 1, 2010, our board of directors appointed Mr. Luc H. Vanhal as a director.  Mr. Vanhal is currently Chief Financial Officer and Chief Operating Officer of Guthy-Renker, a $1.5 billion USD company active in direct marketing of a wide variety of consumer products.  Mr. Vanhal has been in that position since July 2005. From April 2004 to June 2005, Mr. Vanhal served as Chief Operating Officer of Belkin Corporation, a provider of connectivity solutions. From January 2001 to April 2004, Mr. Vanhal served as President and Chief Operating Officer, and from February 1999 to January 2001 as Chief Financial Officer, of Vivendi Universal Games Inc., a global developer, publisher and distributor of multi-platform interactive entertainment. From June 1990 to February 1999, Mr. Vanhal held several positions at The Walt Disney Company, including Chief Financial Officer for the Worldwide Consumer Products Division from 1997 to 1999. Mr. Vanhal holds a B.A. and an M.B.A. from the University of Leuven, Belgium.

From June 2003 through June 2009, Mr. Vanhal served as a member of the board of directors of Viewsonic Inc., and chair of its Audit Committee.

Mr. Vanhal was selected as a director of CyberDefender pursuant to CyberDefender’s obligation under Section 1.5 of the Media and Marketing Services Agreement, dated March 24, 2009 (the “Media Agreement”) between CyberDefender and GR Match, LLC (“GR Match”).  Mr. Vanhal has not been and is not expected to be named to any committee of our board of directors.

The information regarding Mr. Vanhal’s Indemnification Agreement is incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit 10.1      Indemnification Agreement, dated as of January 1, 2010, between CyberDefender Corporation and Luc Vanhal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 19, 2010

CYBERDEFENDER CORPORATION

By:	/s/ Gary Guseinov
Gary Guseinov, Chief Executive Officer